As filed with the U.S. Securities and Exchange Commission on August 18, 2014

Registration No. 333-197105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AURIS MEDICAL HOLDING AG

(Exact name of Registrant as specified in its charter)

Switzerland	2834	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bahnhofstrasse 21

6300 Zug, Switzerland

+41 (0)41 729 71 94

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Agent for Service of Process

National Corporate Research, Ltd.

10 East 40th Street

New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard D. Truesdell, Jr. Sophia Hudson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	Rachel W. Sheridan Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-197105

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-197105) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to replace Exhibits 5.1 and 23.2 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

1.1**	Form of Underwriting Agreement

3.1**	Form of Articles of Association

4.1**	Form of Registration Rights Agreement

5.1	Opinion of Froriep, Swiss counsel of Auris Medical Holding AG, as to the validity of the common shares

8.1**	Opinion of Froriep, Swiss counsel of Auris Medical Holding AG, as to Swiss tax matters

8.2*	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters

10.1†*	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA

10.2†*	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM

10.3*	Series C Investment Agreement, dated April 5, 2013

10.4*	Series C Shareholders’ Agreement, dated April 5, 2013

10.5*	Convertible Loan Agreement, dated December 2013, between Auris Medical AG and Sofinnova Venture Partners VIII, L.P. and Sofinnova Capital VII FCPR

10.6*	Service Agreement, dated January 2011 between Auris Medical AG and Altamira Pharma GmbH

10.7*	Termination of Service Agreement, dated February 2014 between Auris Medical AG and Altamira Pharma GmbH

10.8*	Loan Agreement, dated January 2013 between Auris Medical AG and Altamira Pharma GmbH

10.9**	Form of Indemnification Agreement

10.10*	English language translation of Lease Agreement between Auris Medical AG and Privera AG

10.11*	Stock Option Plan A

10.12*	Stock Option Plan C

16.1*	Letter of KPMG AG, dated June 27, 2014, regarding change in the Company’s independent registered public accounting firm

21.1*	List of subsidiaries

23.1***	Consent of KPMG AG

23.2	Consent of Froriep, Swiss counsel of Auris Medical Holding AG (included in Exhibit 5.1)

23.3**	Consent of Froriep, Swiss counsel of Auris Medical Holding AG (included in Exhibit 8.1)

23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)

24.1*	Powers of attorney (included on signature page to the registration statement)

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on June 27, 2014.
**	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on July 21, 2014.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on August 5, 2014.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on August 18, 2014.

Auris Medical Holding AG

By:	/s/ Thomas Meyer
	Name:	Thomas Meyer
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 18, 2014 in the capacities indicated:

NAME	TITLE

/s/ Thomas Meyer Thomas Meyer	Chief Executive Officer and Director (principal executive officer)

* Sven Zimmermann	Chief Financial Officer (principal financial officer and principal accounting officer)

* Wolfgang Arnold	Director

* Alain Munoz	Director

* James I. Healy	Director

* Oliver Kubli	Director

* Antoine Papiernik	Director

*	Authorized Representative in the United States
Colleen A. DeVries SVP of National Corporate Research, Ltd.

*By:	/s/ Thomas Meyer
Thomas Meyer As Attorney-in-Fact

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1**	Form of Underwriting Agreement

3.1**	Form of Articles of Association

4.1**	Form of Registration Rights Agreement

5.1	Opinion of Froriep, Swiss counsel of Auris Medical Holding AG, as to the validity of the common shares

8.1**	Opinion of Froriep, Swiss counsel of Auris Medical Holding AG, as to Swiss tax matters

8.2*	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters

10.1†*	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA

10.2†*	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM

10.3*	Series C Investment Agreement, dated April 5, 2013

10.4*	Series C Shareholders’ Agreement, dated April 5, 2013

10.5*	Convertible Loan Agreement, dated December 2013, between Auris Medical AG and Sofinnova Venture Partners VIII, L.P. and Sofinnova Capital VII FCPR

10.6*	Service Agreement, dated January 2011 between Auris Medical AG and Altamira Pharma GmbH

10.7*	Termination of Service Agreement, dated February 2014 between Auris Medical AG and Altamira Pharma GmbH

10.8*	Loan Agreement, dated January 2013 between Auris Medical AG and Altamira Pharma GmbH

10.9**	Form of Indemnification Agreement

10.10*	English language translation of Lease Agreement between Auris Medical AG and Privera AG

10.11*	Stock Option Plan A

10.12*	Stock Option Plan C

16.1*	Letter of KPMG AG, dated June 27, 2014, regarding change in the Company’s independent registered public accounting firm

21.1*	List of subsidiaries

23.1***	Consent of KPMG AG

23.2	Consent of Froriep, Swiss counsel of Auris Medical Holding AG (included in Exhibit 5.1)

23.3**	Consent of Froriep, Swiss counsel of Auris Medical Holding AG (included in Exhibit 8.1)

23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2)

24.1*	Powers of attorney (included on signature page to the registration statement)

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on June 27, 2014.
**	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on July 21, 2014.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-197105) on August 5, 2014.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.